Exhibit 99.1

For Immediate Release

Contact Information:

Vikas Arora

831-333-2000

varora@excelligencemail.com

Excelligence Learning Corporation Announces

Second Quarter 2004 Results

Record-Setting Q2 Revenues, With Consolidated 2004 Revenues Up 12.3% Over 2003

Monterey, Calif. — August 12, 2004 — Excelligence Learning Corporation (NASDAQSC: LRNS), a growing leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today reported results for the second quarter of 2004 and offered its outlook for the third quarter and full fiscal year 2004.

Consolidated Second Quarter 2004 Results

Ron Elliott, Excelligence’s CEO, in discussing the Company’s second quarter 2004 results, commented, “Our 12.3% increase in consolidated revenues for the second quarter demonstrates that we continue to perform well. With revenue growth in both segments, consolidated revenue was $26.5 million for the second quarter of 2004, an increase of $2.9 million over the $23.6 million we reported for the second quarter of 2003. Our performance this quarter again highlights our consistent growth.”

“Our net income for the second quarter of 2004 was $136,000, or $0.02 per basic common share, compared with our net income of $320,000, or $0.04 per basic common share, for the same period in 2003. Our net income decreased from the previous year’s quarter, primarily due to a change in the Early Childhood segment’s product mix that slightly decreased the gross profit percentage and special shipping offers for certain larger orders shipped during the quarter that resulted in an increase in the cost of goods sold percentage. In addition, we expanded the number of catalogs we publish and distribute from the previous year, a decision we believe will be beneficial in the long run.”

“Our EBITDA was $690,000 for the second quarter of 2004, which was a decrease from the $1.1 million we reported in the second quarter of 2003.”

EBITDA, a non-GAAP financial measure, is calculated by adding back to net income (loss): net interest, income taxes, deprecation and amortization. There is more information on EBITDA, as well as a reconciliation of GAAP net income (loss) to EBITDA, in the schedules attached to this press release.

Q2 2004 Results for Individual Business Segments

Continuing, Mr. Elliott reported, “Excelligence Learning Corporation has two business segments, Early Childhood and Elementary School. For the Early Childhood segment, our net revenue for the second quarter of 2004 was $21.5 million, a 13.8% increase over the $18.9 million generated in the second quarter of 2003. EBITDA for the Early Childhood segment for the second quarter of 2004 was $1.3 million, compared to an EBITDA of $1.6 million for the same period in 2003. Our sales increase for this segment was primarily related to a new market strategy emphasizing special pricing and the expansion of products sold through newer distribution channels. The decrease in the segment’s EBITDA was primarily due to the product mix changes and the publication and distribution of new catalogs. These charges should help the Early Childhood segment continue its revenue growth through our third and traditionally busiest quarter.”

“The Elementary School segment’s second quarter net revenue was $5.0 million, an increase of 5.6% over the $4.7 million reported in the second quarter of 2003. The Elementary School segment’s EBITDA loss for the second quarter of 2004 increased to $582,000, compared to a $468,000 EBITDA loss for the second quarter of 2003, primarily due to increased freight charges and increased wages resulting from the hiring of additional sales force members.”

Business Outlook

Third Quarter 2004 Expectations:

Net revenues are expected to be between $49 and $54 million.

EBITDA is expected to be between $7.5 and $9.5 million.

Operating income is expected to be between $7 and $9 million.

Revised Full Year 2004 Expectations:

Net revenues are expected to be between $115 and $120 million.

EBITDA is expected to be between $5 and $8 million.

Operating income is expected to be between $3 and $6 million.

Mr. Elliott concluded, “We are pleased with our revenue growth in our Early Childhood segment despite some impact from reduced government funding, and we expect that growth to continue. However, our Elementary School segment is experiencing softer than expected sales in the third quarter and continues to incur costs related to the consolidation of warehouses that were greater than we originally anticipated. Although our outlook for 2004 has changed, our prospects for continued overall growth remain strong.”

For a more detailed explanation of the items contained in this press release, please refer to Excelligence Learning Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, to be filed with the Securities and Exchange Commission later this week.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR FORWARD-LOOKING STATEMENTS. CERTAIN INFORMATION INCLUDED IN THIS PRESS RELEASE (AS WELL AS INFORMATION INCLUDED IN ORAL STATEMENTS OR OTHER WRITTEN STATEMENTS MADE OR TO BE MADE BY EXCELLIGENCE, ITS DIRECTORS AND/OR ITS EXECUTIVE OFFICERS) CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING, INCLUDING THIRD QUARTER AND FULL YEAR 2004 EXPECTATIONS, FINANCIAL PROJECTIONS, SUCH AS PROJECTIONS OF REVENUE, STATEMENTS OF MANAGEMENT’S PLANS, OBJECTIVES OR EXPECTATIONS, INFORMATION REGARDING NEW PRODUCTS OR SERVICES, STATEMENTS OF BELIEF AND OTHER MATTERS RELATING TO EXPECTATIONS AND STRATEGIES REGARDING THE FUTURE. ALTHOUGH EXCELLIGENCE BELIEVES THAT THE CURRENT EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, SUCH FORWARD-LOOKING INFORMATION IS SUBJECT TO IMPORTANT RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT ANTICIPATED RESULTS AND THERE CAN BE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY EXCELLIGENCE. CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXCELLIGENCE’S EXPECTATIONS ARE SET FORTH AS RISK FACTORS IN THE COMPANY’S SECURITIES AND EXCHANGE COMMISSION REPORTS AND FILINGS, INCLUDING THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003. THESE FILINGS MAY BE VIEWED FREE OF CHARGE AT WWW.SEC.GOV. THE COMPANY DOES NOT UNDERTAKE TO UPDATE ITS FORWARD-LOOKING STATEMENTS, EXCEPT TO THE EXTENT THAT THE COMPANY IS REQUIRED TO DO SO UNDER APPLICABLE LAW.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$26,549	$23,645	$46,385	$41,063
Cost of goods sold	17,265	14,913	30,193	26,203

Gross profit	9,284	8,732	16,192	14,860

Operating expenses:
Selling, general and administrative	8,970	7,995	17,476	16,022
Amortization of other intangible assets	44	72	87	147

Operating income (loss)	270	665	(1,371)	(1,309)

Other (income) expense:
Gain on sale of assets	(5)	—	(5)	—
Interest expense	40	109	45	141
Interest income	—	(2)	(2)	(7)

Income (loss) before income taxes (benefit)	235	558	(1,409)	(1,443)
Income tax (benefit)	99	238	(602)	(615)

Net income (loss)	$136	$320	$(807)	$(828)

Net income (loss) per share calculation:
Net income (loss) per share – basic	$0.02	$0.04	$(0.09)	$(0.10)

Net income (loss) per share – diluted	$0.01	$0.04	$(0.09)	$(0.10)

Weighted average shares used in basic net income (loss) per share calculation	8,767,111	8,524,664	8,729,665	8,489,149
Weighted average shares used in diluted net income (loss) per share calculation	9,363,325	9,123,198	8,729,665	8,489,149

Segment Information and Reconciliation of Net Income (Loss) to EBITDA (unaudited – in thousands):

	Early Childhood		Elementary School		Consolidated
	Three Months Ended June 30,
	2004	2003	2004	2003	2004	2003
Net revenues	$21,542	$18,905	$5,007	$4,740	$26,549	$23,645

EBITDA:
Net income (loss)	$568	$677	$(432)	$(357)	$136	$320
Net interest	40	107	—	—	40	107
Income taxes	423	481	(324)	(243)	99	238
Depreciation and amortization	241	287	174	132	415	419

EBITDA	$1,272	$1,552	$(582)	$(468)	$690	$1,084

	Early Childhood		Elementary School		Consolidated
	Six Months Ended June 30,
	2004	2003	2004	2003	2004	2003
Net revenues	$39,715	$34,407	$6,670	$6,656	$46,385	$41,063

EBITDA:
Net income (loss)	$552	$325	$(1,359)	$(1,153)	$(807)	$(828)
Net interest	43	134	—	—	43	134
Income taxes	411	241	(1,013)	(856)	(602)	(615)
Depreciation and amortization	505	581	337	259	842	840

EBITDA	$1,511	$1,281	$(2,035)	$(1,750)	$(524)	$(469)

Note: Excelligence Learning Corporation’s supplemental profit measure is EBITDA, which is calculated by adding back to net income (loss): net interest, income taxes, deprecation and amortization. EBITDA information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or net income), nor should it be considered as an indicator of the Company’s overall financial performance. The Company’s calculations of EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	June 30, 2004	December 31, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$2,658	$3,620
Accounts receivable, net	10,323	5,480
Inventories	31,730	15,133
Prepaid expenses and other current assets	2,908	2,937
Deferred income taxes	1,288	1,214

Total current assets	48,907	28,384
Property and equipment, net	5,037	4,070
Deferred income taxes	6,778	6,367
Other assets	297	307
Goodwill	5,878	5,878
Other intangible assets, net	831	918

Total assets	$67,728	$45,924

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$9,250	$—
Accounts payable	16,033	3,018
Accrued expenses	2,793	2,955
Income tax liabilities	—	234
Other current liabilities	376	186

Total current liabilities	28,452	6,393

Redeemable common shares, 100,000 shares authorized, issued and outstanding at December 31, 2003	—	400

Stockholders’ equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 8,801,374 and 8,549,423 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	88	85
Additional paid-in capital	63,026	62,353
Deferred stock compensation	(644)	(920)
Accumulated deficit	(23,194)	(22,387)

Total stockholders’ equity	39,276	39,131

Total liabilities, redeemable securities and stockholders’ equity	$67,728	$45,924

*	Derived from audited consolidated financial statements filed in the Company’s 2003 Annual Report on Form 10-K.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(807)	$(828)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	842	840
Gain on sale of assets	(5)	—
Provision for losses on accounts receivable	(22)	10
Equity-based compensation	276	285
Deferred income taxes	(485)	(615)
Changes in operating assets and liabilities, net of assets and liabilities assumed in acquisition:
Accounts receivable	(4,821)	(4,237)
Inventories	(16,597)	(15,523)
Prepaid expenses and other current assets	29	(219)
Other assets	10	38
Accounts payable	13,015	12,465
Accrued expenses	(162)	(635)
Income tax related liabilities	(234)	(17)
Other current liabilities	190	206

Net cash used in operating activities	(8,771)	(8,230)

Cash flows from investing activities:
Purchase of property and equipment	(1,717)	(795)
Acquisition of Marketing Logistics, Inc.	—	(869)

Net cash used in investing activities	(1,717)	(1,664)

Cash flows from financing activities:
Borrowings on line of credit	9,250	41,453
Principal payments on line of credit	—	(31,302)
Issuance of equity, net of fees	276	16

Net cash provided by financing activities	9,526	10,167

Net increase (decrease) in cash and cash equivalents	(962)	273
Cash and cash equivalents at beginning of period	3,620	2,713

Cash and cash equivalents at end of period	$2,658	$2,986

Supplemental disclosures of cash flow information:
Issuance of redeemable common shares in acquisition	$—	$400
Cash payments during the period:
Cash paid for interest	$23	$61
Cash paid for taxes	$210	$150